SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                          Date of Report: June 18, 1997
                        (Date of earliest event reported)


                                   AMNEX, INC.
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               (Exact name of Registrant as specified in charter)



   New York                         0-17158                    11-2790221
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(State or other jurisdiction     (Commission File No.)    (IRS Employer
of incorporation)                                         Identification Number)


     101 Park Avenue, New York, New York                          10178
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    (Address of principal executive offices)                   (Zip Code)


       Registrant's telephone number, including area code: (212) 867-0166













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Item 5. Other Events.

     On June 18, 1997, AMNEX, Inc. (the "Company") entered into agreements (the "Company Agreements") that provide for, among other things, the repurchase of certain outstanding convertible preferred shares of the Company ("Preferred Shares"), and the redemption of certain outstanding convertible promissory notes of the Company, held by clients of Friedli Corporate Finance AG ("Friedli AG"), as discussed below.

     The Preferred Shares to be repurchased are as follows: (i) 1,413,337 Series D Preferred Shares at a repurchase price of $2.50 per share; (ii) 1,035,000 Series E Preferred Shares at a repurchase price of $2.8125 per share; and (iii) 415,250 Series F Preferred Shares at a repurchase price of $5.00 per share. In the case of the Series D and Series E Preferred Shares, in addition to the above amounts, the repurchase price includes an amount equal to accrued but unpaid dividends (approximately $1,600,000 as of June 30, 1997). The Series F Preferred Shares do not have any dividend preference. The repurchase prices for the Preferred Shares are equal to the per share liquidation values of the respective series. All of the Preferred Shares carry voting rights equal to the number of common shares of the Company ("Common Shares") into which they are convertible, except that the Series D Preferred Shares have six-for-one voting rights. The aggregate repurchase obligation of the Company (based upon a repurchase date of June 30, 1997 and including the payment of accrued and unpaid dividends) is approximately $10,100,000.

     The Company Agreements also provide for the following: (i) the conversion of 72,450 Series B Preferred Shares into 724,500 Common Shares; (ii) the payment of accrued and unpaid dividends with respect to the Series B Preferred Shares (approximately $90,000 as of June 30, 1997); (iii) the payment of the principal amount of, and accrued interest on, a certain $325,000 principal amount promissory note of the Company that was due on May 1, 1997; (iv) the payment by the Company of approximately $1,470,000 in connection with the prepayment of certain outstanding promissory notes due in October 1999; (v) the payment by the Company to Peter Friedli and Friedli AG (collectively with Friedli Corporate Finance Inc., the "Friedli Group") of an aggregate of $360,000 representing the settlement of any and all claims for past due consulting, advisory, investment banking or similar or related fees and expenses, as well as financial consulting fees for a two year period following the closing of the Company Agreements; and
(vi) the delivery of certain general releases (the Company release to include, among others, the holders of the Preferred Shares).

     Prior to the execution of the Company Agreements, Spring Technology Corp. ("Spring"), the holder of a certain $450,000 principal amount promissory note of the Company (the "$450,000 Note") and a client of Friedli AG, elected to convert, as of June 30, 1997, $96,000 of the principal amount thereof, together with accrued and unpaid interest thereon, into 624,000 Common Shares of the Company at a conversion price of $.20 per share. Contemporaneously with the execution of the Company Agreements, Francesco Galesi, a director of the Company, entered into a Note Purchase Agreement with Spring, as well as with Cofinvest 97 Ltd., the holder of a $50,000 principal amount promissory note of the Company (the "$50,000 Note") (also convertible at a price of $.20 per share) and a client of Friedli AG, to purchase the unconverted portion of the $450,000 Note, as well as the $50,000 Note (including all rights with regard to accrued and unpaid interest), for an aggregate purchase price of $3,863,000. Mr. Galesi


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has agreed with the Company that,  immediately  following his acquisition of the notes, he will convert the principal amount thereof, together with accrued and unpaid interest thereon, into Common Shares (approximately 2,650,000 based upon a conversion date of June 30, 1997). Both the Company Agreements and the Note Purchase Agreement are subject to the satisfaction of certain conditions to closing, including the consummation by the Company of a certain convertible debt offering previously reported by the Company (or other similar equity or convertible debt offering) pursuant to which the Company shall have received gross proceeds of at least $50,000,000.

     In connection with the execution of the Company Agreements and the Note Purchase Agreement, the holders of the Series B Preferred Shares and the $450,000 Note have agreed that, until the earlier of (i) one year following the closing of the Company Agreements or (ii) September 30, 1998, they will not sell, transfer or otherwise dispose of any of the Common Shares issuable upon conversion of such Preferred Shares and the $96,000 principal amount of the $450,000 Note (together with accrued and unpaid interest thereon) being converted. In addition, Mr. Galesi has agreed generally that, for the same period of time, he will not sell, transfer or otherwise dispose of the Common Shares issuable to him upon conversion of the $404,000 principal amount of, and accrued and unpaid interest on, the notes being acquired by him. Further, the holders of approximately 2,750,000 outstanding Common Shares who are clients of Friedli AG have agreed that, from the date of execution of the Company Agreements until the earlier of (i) 180 days following the closing thereof or
(ii) March 31, 1998, they will not sell, transfer or otherwise dispose of such Common Shares.

     Contemporaneously with the execution of the Company Agreements, the Company and the Friedli Group agreed to terminate the January 13, 1997 agreement between them which contemplated, among other things, the open market sale by certain clients of Friedli AG of an aggregate of 9,000,000 Common Shares. The Company Agreements, the Note Purchase Agreement and the related documents were executed by Peter Friedli on behalf of, or as representative of, the various clients of Friedli AG.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                  AMNEX, INC.


Dated: July 2, 1997                               By: /s/ Alan J. Rossi
                                                      -----------------
                                                      Alan J. Rossi
                                                      Chairman of the Board